KNIGHT TRANSPORTATION, INC.
                                 AND SUBSIDIARY

                 SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
                                   (unaudited)

Primary and Fully diluted:

Common shares outstanding
   beginning of period                                    9,102,000    9,100,000

Common share equivalents:
   Employee stock options outstanding & cancelled (1)        49,222      254,083
   Employee  stock options exercised (1)                          -            -
                                                         ----------   ----------

Number of common share and common share
   equivalents outstanding                                9,151,222    9,354,083
                                                         ==========   ==========
Net Income                                               $1,587,799   $1,286,252
                                                         ----------   ----------

Net income per common share and common share
   equivalent                                                  $.17         $.14
                                                         ==========   ==========


Notes:

(1) Amount calculated using the treasury stock method

                                   EXHIBIT 11